Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MIND Technology, Inc. (the “Company”) of our report dated April 25, 2025, relating to the consolidated financial statements and schedule of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended January 31, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Houston, Texas

April 25, 2025